PRICING SUPPLEMENT Dated September 23, 2020	Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-224192
Supplementing the Preliminary Prospectus
Supplement, dated September 23, 2020 and the Base Prospectus, dated April 6, 2018

AerCap Ireland Capital Designated Activity Company

AerCap Global Aviation Trust

$900,000,000 3.150% Senior Notes due 2024

$600,000,000 4.625% Senior Notes due 2027

Guaranteed by AerCap Holdings N.V.

Pricing supplement, dated September 23, 2020 (the “Pricing Supplement”) to the Preliminary Prospectus Supplement, dated September 23, 2020 (the “Preliminary Prospectus Supplement”), and the related Base Prospectus, dated April 6, 2018 (the “Base Prospectus” and, together with the Preliminary Prospectus Supplement, including the documents incorporated by reference in the Preliminary Prospectus Supplement and the Base Prospectus, the “Prospectus”), of AerCap Ireland Capital Designated Activity Company and AerCap Global Aviation Trust.

This Pricing Supplement relates only to the securities described below and should only be read together with the Prospectus. This Pricing Supplement is qualified in its entirety by reference to the Prospectus. The information in this Pricing Supplement supplements the Prospectus and supersedes the information in the Prospectus to the extent inconsistent with the information in the Prospectus.

Unless otherwise indicated, terms used but not defined herein have the meanings assigned to such terms in the Prospectus.

Issuers:	AerCap Ireland Capital Designated Activity Company and AerCap Global Aviation Trust

Notes Offered:	3.150% Senior Notes due 2024 (the “2024 Notes”) 4.625% Senior Notes due 2027 (the “2027 Notes” and, together with the 2024 Notes, the “Notes”)

Ratings[1]:	Baa3 / BBB / BBB- (Moody’s / S&P / Fitch)

Distribution:	SEC Registered

[1]

These ratings have been provided by Moody’s, S&P and Fitch. A securities rating is not a recommendation to buy, sell or hold securities, may be subject to revision or withdrawal at any time and each rating should be evaluated independently of any other rating.

Trade Date:	September 23, 2020

Settlement Date:	September 25, 2020 (T+2)

2024 Notes

Principal Amount:	$900,000,000

Maturity Date:	February 15, 2024

Coupon:	3.150%

Issue Price to Public:	99.329% of the principal amount, plus accrued interest, if any, from September 25, 2020

Gross Proceeds:	$893,961,000

Benchmark Treasury:	UST 0.125% due September 15, 2023

Benchmark Treasury Price:	99-28+

Benchmark Treasury Yield:	0.162%

Spread to Benchmark Treasury:	+320 basis points

Yield to Maturity:	3.362%

Interest Payment Dates:	February 15 and August 15, beginning on February 15, 2021

Optional Redemption:	Following issuance and prior to January 15, 2024, make-whole call at T+50 basis points. At any time on or after January 15, 2024, par call.

Optional Tax Redemption:	If the Issuers become obligated to pay any additional amounts as a result of any change in the law of Ireland or certain other relevant taxing jurisdictions that is announced or becomes effective on or after the date on which the 2024 Notes are issued (or the date the relevant taxing jurisdiction became applicable, if later), the Issuers may redeem the 2024 Notes at their option in whole, but not in part, at any time at a price equal to 100% of the principal amount of the 2024 Notes, plus accrued and unpaid interest, if any, to, but not including, the redemption date and additional amounts, if any.

CUSIP / ISIN:	00774M AQ8 / US00774MAQ87

2027 Notes

Principal Amount:	$600,000,000

Maturity Date:	October 15, 2027

Coupon:	4.625%

Issue Price to Public:	98.297% of the principal amount, plus accrued interest, if any, from September 25, 2020

Gross Proceeds:	$589,782,000

Benchmark Treasury:	UST 0.500% due August 31, 2027

Benchmark Treasury Price:	100-08

Benchmark Treasury Yield:	0.463%

Spread to Benchmark Treasury:	+445 basis points

Yield to Maturity:	4.913%

Interest Payment Dates:	April 15 and October 15, beginning on April 15, 2021

Optional Redemption:	Following issuance and prior to August 15, 2027, make-whole call at T+50 basis points. At any time on or after August 15, 2027, par call.

Optional Tax Redemption:	If the Issuers become obligated to pay any additional amounts as a result of any change in the law of Ireland or certain other relevant taxing jurisdictions that is announced or becomes effective on or after the date on which the 2027 Notes are issued (or the date the relevant taxing jurisdiction became applicable, if later), the Issuers may redeem the 2027 Notes at their option in whole, but not in part, at any time at a price equal to 100% of the principal amount of the 2027 Notes, plus accrued and unpaid interest, if any, to, but not including, the redemption date and additional amounts, if any.

CUSIP / ISIN:	00774M AR6 / US00774MAR60

Other Information

Denominations:	$150,000 and integral multiples of $1,000 in excess thereof

Underwriters:

Joint Book-Running Managers:

BNP Paribas Securities Corp.

Credit Agricole Securities (USA) Inc.

Credit Suisse Securities (USA) LLC

Goldman Sachs & Co. LLC

RBC Capital Markets, LLC

Deutsche Bank Securities, Inc.

Mizuho Securities USA LLC

Morgan Stanley & Co. LLC

HSBC Securities (USA) Inc.

MUFG Securities Americas Inc.

Co-Managers:

Fifth Third Securities, Inc.

KeyBanc Capital Markets Inc.

Scotia Capital (USA) Inc.

Changes to Preliminary Prospectus Supplement

In connection with the offering of the Notes, AerCap Global Aviation Trust has amended the Tender Offers to increase the Maximum Tender Cap from $500,000,000 to $1,500,000,000 for all of the Tender Offer Notes validly tendered and not validly withdrawn pursuant to the Tender Offers. All references in the Preliminary Prospectus Supplement to the Maximum Tender Cap are hereby updated to $1,500,000,000.

Additionally, AerCap Global Aviation Trust has amended the Financing Condition relating to the Tender Offers to require receipt of gross proceeds of at least $1,500,000,000 from this offering of the Notes, from the previously announced condition requiring receipt of gross proceeds of at least $500,000,000 from the same.

THIS INFORMATION DOES NOT PURPORT TO BE A COMPLETE DESCRIPTION OF THE SECURITIES OR THE OFFERING. PLEASE REFER TO THE PROSPECTUS FOR A COMPLETE DESCRIPTION.

THE ISSUERS HAVE FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) FOR THIS OFFERING. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS FOR THIS OFFERING IN THAT REGISTRATION STATEMENT, AND OTHER DOCUMENTS THE ISSUERS HAVE FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUERS AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING THE SEC ONLINE DATABASE (EDGAR®) AT WWW.SEC.GOV. ALTERNATIVELY, YOU MAY OBTAIN A COPY OF THE PROSPECTUS BY CALLING BNP PARIBAS SECURITIES CORP. TOLL FREE AT 1-800-854-5674, CREDIT AGRICOLE SECURITIES (USA) INC. TOLL FREE AT 1-866-807-6030, CREDIT SUISSE SECURITIES (USA) LLC TOLL FREE AT 1-800-221-1037, GOLDMAN SACHS & CO. LLC TOLL FREE AT 1-866-471-2526 OR RBC CAPITAL MARKETS, LLC TOLL FREE AT 1-866-375-6829.

THIS COMMUNICATION DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION.

THIS COMMUNICATION IS NOT INTENDED TO BE A CONFIRMATION AS REQUIRED UNDER RULE 10b-10 OF THE SECURITIES EXCHANGE ACT OF 1934. A FORMAL CONFIRMATION WILL BE DELIVERED TO YOU SEPARATELY.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.